Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2017

MELVILLE, N.Y., August 10, 2017 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2017. P&F Industries, Inc. is reporting second quarter 2017 revenue from continuing operations of $15,359,000, compared to $15,637,000, for the same period in 2016. For the six-month period ended June 30, 2017, the Company’s revenue from continuing operations was $28,575,000, compared to $30,136,000, during the same period in 2016. For the three and six-month periods ended June 30, 2017, the Company is reporting income of $16,000 and a loss of $68,000, respectively, from continuing operations before taxes, compared to losses of $8,178,000 and $8,069,000, respectively, for the same three and six-month periods in 2016. The losses reported in 2016 were due to impairment charges recorded against Hy-Tech’s intangible assets. After giving effect to income taxes, the Company is reporting for the three and six-months ended June 30, 2017, net income from continuing operations of $16,000, and a loss of $44,000, respectively. For the same periods in 2016, the Company reported net after-tax losses from continuing operations of $5,370,000 and $5,304,000, respectively.

There were no discontinued operations in 2017, whereas during the second quarter of 2016, the Company reported a loss, net of taxes, from discontinued operations of $14,000, and for the six-month period ended June 30, 2016, income, net of tax, of $12,243,000, which was driven by the $12,171,000 gain on sale of Nationwide Industries, Inc., which occurred in February 2016.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The acquisition of the Jiffy Air Tool business in April of this year, has catapulted us into the aerospace sector of pneumatic hand tools. Not only does Jiffy expand our reach into yet another tool sector, it also provides a source of revenue that we believe should more than offset the reduction in revenue and profits resulting from our decision to exit the Sears relationship effective September 30, 2017. For more than thirty years, we have been the primary provider to Sears of its Craftsman air tools, and the decision to exit this relationship was difficult. However, Sears’ continued financial difficulties and their decision to sell the Craftsman brand to Stanley Black and Decker made us reassess our return in relation to our risk. Also, our Automotive revenue declined this quarter compared to the second quarter of 2016. The most significant cause for this decline was a major customer for our AIRCAT line of tools, during the second quarter, reduced its purchases, compared to the same period a year ago. We believe this was the result of this customer’s internal effort to adjust their inventory levels. I would like to note that despite this down quarter, AIRCAT’s most recent twelve-month revenue reflects an increase of approximately 21%, when compared to the first twelve months post the acquisition.”

Mr. Horowitz added, “I am pleased to report that Hy-Tech’s revenue and gross margin this quarter both increased more than 11% over the second quarter of 2016. Hy-Tech’s initiative to expand its product and technology into new niche markets is beginning to show results, as approximately 10% of this quarter’s ATP revenue was derived from these efforts. We remain highly optimistic that this trend will continue.

Our selling and general and administrative expenses during the three-month period ended June 30, 2017, includes approximately $450,000 of SG&A expenses directly incurred at the Jiffy operation. Further, our SG&A this quarter included more than $200,000 of professional fees incurred in connection with the Jiffy acquisition.”

Mr. Horowitz concluded his remarks by adding, “We continue to seek out business opportunities, including acquisitions of complementary businesses, as well as new market initiatives. We are very excited about the future. Improving results at Hy-Tech, including its growth into new markets, along with Jiffy’s immediate accretive effect to earnings and its promising outlook, gives us cause to be extremely excited about the future of P&F. Lastly, as always, we remain focused on our mission, which is for P&F to be a key provider of pneumatic tools and accessories.”

In a separate announcement today, the Company also announced the authorization by its board of directors of a stock repurchase program and the declaration of a quarterly cash dividend.

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The Company will be reporting the following.

RESULTS OF OPERATIONS

Continuing operations

Unless otherwise discussed, we believe that our relationships with our key customers and suppliers remain satisfactory. The global oil and gas exploration and extraction continues to be the primary market of Hy-Tech, which until recently has begun to show signs of slow improvement. Further, there remains a persistent weakness in the other markets that Hy-Tech serves, most notably power generation and construction.

As discussed earlier, we have elected not to renew our supply agreement with Sears, which will expire on September 30, 2017. While Sears remains at or close to complying with its payment terms to Florida Pneumatic, this difficult decision was based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand to Stanley Black & Decker and our level of working capital exposure in relation to our return on that investment. It is anticipated that our Sears inventory exposure should be eliminated by September 30, 2017, and that all accounts receivable should be collected by December 31, 2017.

Other than the aforementioned, there are no major trends or uncertainties that had, or we could reasonably expect could have a material impact on our revenue, nor was there any unusual or infrequent event, transaction, or any significant economic change that materially affected our results of operations.

During the first quarter of 2016, we sold Nationwide to an unrelated third party for approximately $22,200,000. As a result of this transaction, Nationwide’s 2016 results are reported under discontinued operations.

REVENUE

The tables below provide an analysis of our net revenue from continuing operations for the three and six-month periods ended June 30, 2017 and 2016:

	Three months ended June 30,
			Increase (decrease)
	2017	2016	$	%
Florida Pneumatic	$12,132,000	$12,738,000	$(606,000)	(4.8)%
Hy-Tech	3,227,000	2,899,000	328,000	11.3

Consolidated	$15,359,000	$15,637,000	$(278,000)	(1.8)%

	Six months ended June 30,
			Decrease
	2017	2016	$	%

Florida Pneumatic	$22,641,000	$23,568,000	$(927,000)	(3.9)%
Hy-Tech	5,934,000	6,568,000	(634,000)	(9.7)

Consolidated	$28,575,000	$30,136,000	$(1,561,000)	(5.2)%

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Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; retail, automotive, industrial/catalog, and aerospace. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,411,000	44.6%	$7,232,000	56.8%	$(1,821,000)	(25.2)%
Automotive	3,390,000	27.9	3,892,000	30.5	(502,000)	(12.9)
Industrial/catalog	1,250,000	10.3	1,241,000	9.8	9,000	0.7
Aerospace	1,862,000	15.4	130,000	1.0	1,732,000	1,332.3
Other	219,000	1.8	243,000	1.9	(24,000)	(9.9)
Total	$12,132,000	100.0%	$12,738,000	100.0%	$(606,000)	(4.8)%

	Six months ended June 30,
	2017		2016		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$10,764,000	47.5%	$12,780,000	54.2%	$(2,016,000)	(15.8)%
Automotive	7,003,000	30.9	7,613,000	32.3	(610,000)	(8.0)
Industrial/catalog	2,439,000	10.8	2,497,000	10.6	(58,000)	(2.3)
Aerospace	2,008,000	8.9	231,000	1.0	1,777,000	769.3
Other	427,000	1.9	447,000	1.9	(20,000)	(4.5)
Total	$22,641,000	100.0%	$23,568,000	100.0%	$(927,000)	(3.9)%

Effective April 5, 2017, we acquired the Jiffy Air Tool Inc. business. We believe Jiffy’s aerospace based revenue will be a significant component of Florida Pneumatic’s future revenue, and as such, we will present and discuss “aerospace” revenue independent of Florida Pneumatic’s other lines of business going forward.

Ninety-six percent of the decline in Florida Pneumatic’s second quarter 2017 Retail revenue was due primarily to the reduction in shipments to Sears this quarter, compared to the same period in 2016. As discussed above, we elected not to renew an agreement with Sears, which is to expire on September 30, 2017. We believe the decline in Automotive revenue this quarter compared to the same three-month period in 2016 was the result of a major automotive parts distributor adjusting their inventory levels. Additionally, contributing to the lower Automotive revenue, was a decline in revenue from our UAT division headquartered in the United Kingdom, where its revenue declined approximately $171,000 when comparing the three month periods ended June 30, 2017 and June 30, 2016. Lastly, our Industrial/catalog revenue increased slightly, compared to the same period a year ago. We believe that activity in this sector has begun to improve, however no assurance can be given that this trend will continue.

With respect to our year to date results, 91% of the decline in our Retail revenue was due primarily to the reduction in shipments to Sears, compared to the same period in 2016. During the first six months of 2016 there was a roll-out of new tools to The Home Depot, which did not occur in 2017, accounting for the decline in year-to-date revenue from The Home Depot. When comparing our Automotive revenue for the six-month periods ended June 30, 2017 and 2016, more than 82% of the decline occurred during the fiscal second quarter and was discussed previously. Our Industrial/catalog revenue, while sluggish during the first three months of 2017, has begun to see slight improvement during the second quarter of 2017. The acquisition of Jiffy has enabled us to approach the aerospace sector with a much stronger brand presence. As a result, our six-month revenue for this sector has expanded nearly eight-fold.

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Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as “ATP”. Hy-Tech Machine also manufactures products primarily marketed to the mining, construction and industrial manufacturing sectors. These products, along with gears, sprockets, splines, and hydraulic stoppers are aggregated as “Other”.

	Three months ended June 30,
	2017		2016		Increase/(Decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,888,000	89.5%	$2,490,000	85.9%	$398,000	16.0%
Other	339,000	10.5	409,000	14.1	(70,000)	(17.1)
Total	$3,227,000	100.0%	$2,899,000	100.0%	$328,000	11.3%

	Six months ended June 30,
	2017		2016		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$5,294,000	89.2%	$5,896,000	89.8%	$(602,000)	(10.2)%
Other	640,000	10.8	672,000	10.2	(32,000)	(4.8)
Total	$5,934,000	100.0%	$6,568,000	100.0%	$(634,000)	(9.7)%

Significant components contributing to the increase in second quarter 2017 ATP revenue, compared to the same period in 2016, include growth in Hy-Tech’s ATP parts business, and a resurgence in activity from a large customer acquired in the ATSCO acquisition that had placed little to no orders for several quarters. Additionally, in 2016 we began to pursue alternate markets where we believed we could exploit our manufacturing expertise, and develop different applications for our tools, motors and accessories. We believe the development of this new marketing strategy will provide an opportunity to generate revenue from the new markets in 2017 and beyond. Revenue from these new markets during the second quarter of 2017 was approximately $298,000. Although Hy-Tech’s second quarter 2017 revenue has increased compared to the first quarter of 2017, we believe that there continues to be an excess inventory of tools and spare parts in the distribution channels. Additionally, we believe that the turn-around activities in the oil and gas sector continue to lag, compared to historic levels, further negatively impacting Hy-Tech’s revenue. Further, we believe lower-priced imported tools and spare parts are also adversely impacting the marketplace. Lastly, Hy-Tech has recently begun to develop a new marketing strategy that is intended to re-energize the gear and hydraulic stopper business.

The fluctuation in Hy-Tech’s revenue for the first six months of 2017 compared to the same period in 2016, was primarily due to the decline in ATP revenue from a large customer that was acquired in the ATSCO acquisition, greatly reducing its purchases in the first quarter of 2017, compared to its purchases during the first quarter of 2016. The decision by this customer to cease placing orders began sometime in mid-2016. However, as discussed above, this customer began to purchase products during the second quarter of 2017. Further, shipments of the very low gross margin tools declined, contributing to the reduction in ATP revenue. A major component of Hy-Tech’s revenue is derived from the oil and gas sector. Currently, oil and gas sector revenue accounts for approximately 30% to 35% of Hy-Tech’s total revenue. This revenue stream is driven by a number of factors, such as, the number of off-shore rigs located in the Gulf of Mexico, “turn-arounds” or plant maintenance activities and, to a lesser extent, land rigs. We believe the lag in turn-around activities and a growing presence of lower-priced imported tools and spare parts are impacting this marketplace. Further, as discussed earlier, Hy-Tech is currently pursuing alternate markets where it believes it can exploit its manufacturing expertise, and develop different applications for its tools, motors and accessories. Revenue from these new sources during the first six months of 2017 was approximately $501,000, and is included in the ATP grouping. At June 30, 2017, Hy-Tech had more than $590,000 in open orders for products within this new initiative. Lastly, Hy-Tech’s total backlog at June 30, 2017, increased approximately 65%, compared to its backlog at June 30, 2016.

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Gross profit / margin

	Three months ended June 30,				Increase (decrease)
	2017		2016		Amount		%
Florida Pneumatic	$4,418,000		$4,727,000		$(309,000)		(6.5)
As percent of respective revenue		36.4%		37.1%	(0.7	)% pts
Hy-Tech	$1,004,000		$578,000		$426,000		73.7
As percent of respective revenue		31.1%		19.9%	11.2	% pts
Total	$5,422,000		$5,305,000		$117,000		2.2
As percent of respective revenue		35.3%		33.9%	1.4	% pts

	Six months ended June 30,				Increase (decrease)
	2017		2016		Amount		%
Florida Pneumatic	$8,537,000		$8,851,000		$(314,000)		(3.5)
As percent of respective revenue		37.7%		37.6%	0.1	% pts
Hy-Tech	$1,858,000		$1,670,000		$188,000		11.3
As percent of respective revenue		31.3%		25.4%	5.9	% pts
Total	$10,395,000		$10,521,000		$(126,000)		(1.2)
As percent of respective revenue		36.4%		34.9%	1.5	% pts

Florida Pneumatic’s second quarter of 2017 gross margin declined when compared to the same period in 2016, primarily due to customer and product mix. There were no significant changes in our cost structure or selling price. Jiffy’s gross margin approximates that of Florida Pneumatic’s other non-retail product lines.

Florida Pneumatic’s overall gross margin for the six-month period ended June 30, 2017 is essentially the same as the gross margin for the same period in 2016.

Hy-Tech’s 2017 second quarter gross margin increased 11.2 percentage points, a 56.3% improvement over the same period a year ago. Factors contributing to the positive change include, among other things: (a) in the second quarter of 2016, we reviewed certain components of Hy-Tech’s inventory and determined that it was necessary to lower the carrying value, which resulted in lower gross margin and gross profit, (b) during the second quarter of 2016, Hy-Tech’s overhead absorption was diminished primarily due to reduced manufacturing, negatively impacting that quarter’s results, and (c) lastly, during the first six months of 2016, we were shipping a line of very low gross margin tools to a major customer. During the second quarter of 2017, shipments for the low gross margin tools declined compared to the prior year. Additional factors contributing to the improvement in Hy-Tech’s gross margin include improved overhead absorption as manufacturing activity has increased, inventory turns are healthier, which in turn reduces charges for slow moving inventory, and the sale of the low margin tools has been lower this year compared to the prior year. However, there is a balance of these low margin tools that we believe will be shipped sometime during 2017, however it is difficult to predict exactly when this customer will request the completion of the order.

Hy-Tech’s gross margin for the six-month period ended June 30, 2017, improved 5.9 percentage points, when compared to the same period a year ago. In addition to the primary factors to this improvement discussed above, gross margin on the products being sold under its new marketing initiative are slightly below its historical range. However, we believe that as volume of these products increases, manufacturing expertise will improve, thus increasing margin.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A” or “operating expenses”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2017, our SG&A was $5,366,000, compared to $5,154,000 for the same three-month period in 2016. The increase was due in large part to the acquisition of Jiffy in April 2017, which added approximately $450,000 to our SG&A. Other significant components of the change include: (i) a $33,000 reduction in non-Jiffy compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, (ii) a decrease in variable expenses of $208,000, due primarily to lower Retail revenue, (iii) a decrease in corporate related expenses of $40,000, and (iv) a reduction in amortization and depreciation expenses of $69,000, due mostly to the reduction in Hy-Tech’s intangible assets, which were written down in 2016. The reductions were partially offset by an increase in professional fees of $172,000, most of which was incurred as the result of the Jiffy acquisition.

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Our SG&A for the six-month period ended June 30, 2017 was $10,413,000, compared to $10,173,000 for the same period in 2016. As noted above, the most significant component to the net increase was the addition of Jiffy’s SG&A of $450,000. Other significant components include reductions in: (i) non-Jiffy compensation expenses of $45,000; (ii) variable expenses of $220,000 due primarily to lower Retail revenue, (iii) depreciation and amortization of $176,000, due mostly to the reduction in Hy-Tech’s intangible assets, which were written down in 2016, and (iv) corporate related expenses of $104,000. The reductions were partially offset by an increase in professional fees of $438,000, which include fees and expenses relating to the Jiffy acquisition and recruitment fees for executive positions at Hy-Tech.

Impairment of goodwill and other intangible assets

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill recorded in connection with Hy- Tech and ATSCO was necessary. As a result of the aforementioned, it was determined that Hy-Tech's short and long-term projections at that time had indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. Accordingly, adhering to current accounting literature, we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets during the second quarter of 2016.

Other income – net

The real property that generated $18,000 and $32,000 of Other income – net during the three and six-month periods ended June 30, 2016, respectively, was sold in November 2016. As such, there is no income of a similar nature for 2017. Other income of $24,000 for the three and six-month periods ended June 30, 2017 is related to the receipt of the balance of an escrow related to the sale of the real property that was located in Tampa Florida and used by Nationwide Industries Inc.

Interest

	Three months ended June 30,		Increase/(decrease)
	2017	2016	Amount	%
Interest expense attributable to:
Short-term borrowings	$48,000	$23,000	$25,000	108.7%
Term loans, including Capital Expenditure Term Loans	1,000	3,000	(2,000)	(66.7)
Amortization expense of debt issue costs	15,000	10,000	5,000	50.0

Total	$64,000	$36,000	$28,000	77.8%

	Six months ended June 30,		Increase (decrease)
	2017	2016	Amount	%
Interest expense attributable to:
Short-term borrowings	$49,000	$26,000	$23,000	88.5%
Term loans, including Capital Expenditure Term Loans	1,000	4,000	(3,000)	(75.0)
Amortization expense of debt issue costs	24,000	108,000	(84,000)	(77.8)

Total	$74,000	$138,000	$(64,000)	(46.4)%

Primarily the result of the sale of Nationwide and the real property located in Tampa, Florida, occurring in February and November 2016, respectively, our total bank borrowings, during the first quarter of 2017, were minimal. In April of this year we acquired the net assets of Jiffy Air Tool, Inc., and the real property located in Carson City, Nevada. The funding for this transaction was from our Revolver, which is our short-term borrowing. As a result, our short-term interest expense incurred during the three-month period ended June 30, 2017 increased over the second quarter of 2016.

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In accordance with accounting guidance we have reported our short-term and term loan interest expense incurred during the period January 1, 2016 through February 11, 2016, which was the effective date of sale of Nationwide, in Discontinued operations. Further, as the result, of the Company and the Bank agreeing to significantly modify the Credit Agreement, we were required to write down and recognize as interest expense, the debt issue costs associated with the then existing Credit Agreement. As such, $38,000 is included in amortization expense of debt issue costs in our interest expense for the three-month period ended March 31, 2016.

Our average balance of short-term borrowings during the three and six-month periods ended June 30, 2017 was $6,011,000 and $3,073,000, respectively, compared to $2,978,000 and $4,103,000, respectively during the same periods in 2016.

Income taxes

At the end of each interim reporting period, we estimate an effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit applicable to continuing operations, on a year-to-date basis, and may change in subsequent interim periods. As a result, our effective tax rate applicable to continuing operations for the three and six-months ended June 30, 2017 was 0% and 35.3%, respectively. For the same periods in 2016 our effective tax rate applicable to continuing operations was 34.3%. The Company’s effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

 Discontinued operations - 2016

Nationwide’s results of operations in our consolidated financial statements, presents their revenue and cost of goods sold for the period January 1, 2016 through February 11, 2016. The SG&A incurred during the same period includes that of Nationwide, plus $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. In accordance with current accounting guidance, we included, as part of discontinued operations, all interest expense incurred attributable to our Bank borrowings during the period January 1, 2016 through February 11, 2016. We recognized a gain of $12,171,000, on the sale of Nationwide. This gain represents the difference between the adjusted net purchase price and the carrying value of Nationwide.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2017	December 31, 2016
Working Capital	$24,291,000	$28,373,000
Current Ratio	3.49 to 1	5.60 to 1
Shareholders’ Equity	$47,387,000	$47,590,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One”, or the “Bank”). The Credit Agreement provides for Revolver borrowings, which are secured by the Company’s accounts receivable, mortgages on its real property (“Real Property”), inventory and equipment. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries.

At our option, Revolver borrowings will bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus the Applicable Margin, as defined in the Credit Agreement. The interest rate, either LIBOR or Base Rate, which is added to the Applicable Margin, is at our option. We are limited in the number of LIBOR borrowings.

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Contemporaneously with the acquisition of the Jiffy Air Tool, Inc. business, we entered into a Second Amended and Restated Loan and Security Agreement, effective as of the Closing Date (the “Jiffy Amendment”), with Capital One. The Jiffy Amendment amended and restated the previous amendment to the Credit Agreement.

The Jiffy Amendment, among other things, amended the Credit Agreement by: (1) increasing the maximum amount we can borrow under the Revolver Commitment (as defined) from $10,000,000 to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria, as well as financial and other covenants.

The net funds of approximately $18,700,000 provided by the sale of Nationwide in 2016 were used to pay down the Revolver, Capex loans and the Term Loan A. However, we and the Bank agreed to have $100,000 remain outstanding under the Term Loan A, rather than pay it off in full, thus providing the Company and Capital One the ability to potentially increase future term loan borrowings more efficiently and at lower costs.

Primarily the result of the Jiffy acquisition, our Revolver borrowing at June 30, 2017 increased to $4,537,000, compared to no short term borrowings at December 31, 2016. Revolver borrowings can be at either LIBOR or at the Base Rate, as defined in the Credit Agreement with Capital One. Applicable LIBOR Margins in effect at June 30, 2017, was 1.75%, compared to 1.50% at December 31, 2016. The Applicable Base Rate Margins in effect as of June 30, 2017 and December 31, 2016 were 0.75% and 0.50%, respectively.

Cash flows

During the six month period ended June 30, 2017, our net cash decreased to $1,269,000 from $3,699,000 at December 31, 2016.   Our total bank debt at June 30, 2017, driven by the Jiffy acquisition, was $4,637,000, compared to $100,000 at December 31, 2016. The total debt to total book capitalization (total debt divided by total debt plus equity) at June 30, 2017 was 8.9%, compared to 0.2% at December 31, 2016.

In March 2016, our Board of Directors approved the initiation of a dividend policy under which the Company intends to declare quarterly cash dividends to its stockholders in the amount of $0.05 per quarter. During the six-month period ended June 30, 2017, our Board of Directors voted to approve the payment of two quarterly dividends. As such, in February 2017, and May 2017, we paid a $0.05 per share dividend to the shareholders of record as of February 6, 2017, and May 22, 2017. The aggregate of such dividend payments was approximately $360,000. Our Board of Directors expects to maintain the dividend policy, however, the future declaration of dividends under this policy is dependent upon several factors, which includes such things as our overall financial condition, results of operations, capital requirements and other factors our board may deemed relevant.

During the six-month period ended June 30, 2017, we used $358,000 for capital expenditures, compared to $766,000 during the same period in the prior year.  Capital expenditures for the balance of 2017 are expected to be approximately $560,000, some of which may be financed through our credit facilities or financed through independent third party financial institutions. The remaining 2017 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

We believe that net cash flows from operations, available borrowings under our current Credit Facility should provide sufficient cash to fund our consolidated cost structure for at least the next twelve months from the date of this filing. Additionally, we anticipate the receipt in August 2017 of approximately $2.1 million that has been held in escrow in connection with the sale of Nationwide.

Customer concentration

Florida Pneumatic has two customers, Sears and The Home Depot that, in the aggregate, at June 30, 2017, and December 31, 2016, accounted for 48.1% and 53.5%, respectively of our accounts receivable. To date, these customers remain at or close to complying with their payment terms. Further, these two customers in the aggregate, accounted for 35.2% and 37.7%, respectively, of our revenue for the three and six-month period ended June 30, 2017, compared to 46.2% and 42.4% for the same three and six-month periods in 2016.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, August 10, 2017, at 11:00 A.M., Eastern Time, to discuss its second quarter of 2017’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 888-437-9366. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 11, 2017.

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About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools and accessories, sold principally to the retail, industrial, automotive and aerospace markets. P&F’s products are sold under its own trademarks and other trade names, as well as under the private labels of major manufacturers and retailers.

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Forward Looking Statements.

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute forward looking statements within the meaning of the Reform Act. Any forward-looking statements contained in this press release and those contained in the comments of management, including those related to the Company's future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	Exposure to fluctuations in energy prices;

•	Debt and debt service requirements;

•	Borrowing and compliance with covenants under our credit facility;

•	Disruption in the global capital and credit markets;

•	The strength of the retail economy in the United States and abroad;

•	Supply chain disruptions;

•	Customer concentration;

•	Adverse changes in currency exchange rates;

•	Impairment of long-lived assets and goodwill;

•	Unforeseen inventory adjustments or changes in purchasing patterns;

•	Market acceptance of products;

•	Competition;

•	Price reductions;

•	Interest rates;

•	Litigation and insurance;

•	Retention of key personnel;

•	Acquisition of businesses;

•	Regulatory environment;

•	The threat of terrorism and related political instability and economic uncertainty; and

•	Information technology system failures and attacks

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
Assets
Cash	$1,269	$3,699
Accounts receivable - net	9,781	7,906
Inventories	20,124	19,901
Prepaid expenses and other current assets	2,880	3,030

Total current assets	34,054	34,536

Net property and equipment	9,044	7,089
Goodwill	4,425	3,897
Other intangible assets - net	8,674	6,606
Deferred income taxes - net	1,812	1,793
Other assets – net	124	130
Total assets	$58,133	$54,051

Liabilities and Shareholders’ Equity
Short-term borrowings	$4,537	$ ---
Accounts payable	2,787	2,398
Accrued compensation and benefits	1,204	1,733
Accrued other liabilities	1,231	2,019
Current maturities of long-term debt	4	13

Total current liabilities	9,763	6,163

Long-term debt, less current maturities	91	88
Other liabilities	892	210

Total liabilities	10,746	6,461

Total shareholders' equity	47,387	47,590

Total liabilities and shareholders' equity	$58,133	$54,051

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF  INCOME (LOSS) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2017	2016	2017	2016

Net revenue	$15,359	$15,637	$28,575	$30,136
Cost of sales	9,937	10,332	18,180	19,615
Gross profit	5,422	5,305	10,395	10,521
Selling, general and administrative expenses	5,366	5,154	10,413	10,173
Impairment of goodwill and other intangible assets	---	8,311	---	8,311
Operating income (loss)	56	(8,160)	(18)	(7,963)
Other income -net	(24)	(18)	(24)	(32)
Interest expense	64	36	74	138
Income (loss) before income taxes	16	(8,178)	(68)	(8,069)
Income tax benefit	---	(2,808)	(24)	(2,765)
Income (loss) from continuing operations	16	(5,370)	(44)	(5,304)

Net income from discontinued operations, net of tax of $-0- and $38, for the three and six-month periods ended June 30, 2016.	---	---	---	72
(Loss) gain on sale of discontinued operations, net of tax of $-0- and $141 for the three and six-month periods ended June 30, 2016	--	(14)	--	12,171
(Loss) income from discontinued operations, net of tax	---	(14)	---	12,243
Net income (loss)	$16	$(5,384)	$(44)	$6,939

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2017		2016	2017	2016
Basic (loss) earnings per share
Continuing operations	$	---	$(1.49)	$(0.01)	$(1.47)
Discontinued operations		---	---	---	3.40
Net (loss) income	$	---	$(1.49)	$(0.01)	$1.93

Diluted (loss) earnings per share
Continuing operations	$	---	$(1.49)	$(0.01)	$(1.47)
Discontinued operations		---	---	---	3.40
Net (loss) income	$	---	$(1.49)	$(0.01)	$1.93

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2017	2016	2017	2016
Net income (loss) from continuing operations	$16	$(5,370)	$(44)	$(5,304)
Add:
Impairment of Goodwill and other intangible assets	---	8,311	---	8,311
Depreciation and amortization	564	692	1,089	1,409
Interest expense	64	36	74	138
Benefit for income taxes	---	(2,808)	(24)	(2,765)

EBITDIA (1)	$644	$861	$1,095	$1,789

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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